Schedule 10.07
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Compensation of Named Executive Officers

         Base Salary
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         Each executive officer is reviewed individually by the Compensation
Committee, which review includes an analysis of the performance of the Corporation and the Bank, the Corporation's wholly-owned subsidiary. In addition, the review includes, among other things, an analysis of the individual's performance during the past fiscal year, focusing primarily upon the following aspects of the individual's job or characteristics of the individual exhibited during the most recent fiscal year: quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation.

         Morris L. Maurer, the President and Chief Executive Officer of the Corporation and the Bank, will receive an annual base salary of $295,000 from July 1, 2005 through June 30, 2006, an annual base salary of $311,000 from July 1, 2006 through August 31, 2007, and an annual base salary of $312,321 from September 1, 2006 through June 30, 2007. Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Corporation and the Bank, will receive an annual base salary of $261,000 from July 1, 2005 through June 30, 2006, an annual base salary of $275,000 from July 1, 2006 through August 31, 2007, and an annual base salary of $276,321 from September 1, 2006 through June 30, 2007. The salaries of Messrs. Maurer and Roby have historically been adjusted on July 1 of each year.

         Debra L. Ross, the Chief Financial Officer of the Corporation, will receive an annual base salary of $150,000 for 2006. Mark E. Bruin, the chief client officer of the Bank, will receive an annual base salary of $200,000 for 2006. Terry K. Scott, the chief credit officer of the Bank, will receive an annual base salary of $120,000 for 2006.

         Bonus Amounts
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         On April 20, 2006, the Compensation Committee of the Corporation
approved the terms and conditions for the 2006 Incentive Plan, the 2006 Discretionary Bonus Plan, and the 2006 Top Management Discretionary Bonus Plan. Following is a description of such plans.

         All employees of the Corporation and the Bank, its wholly-owned subsidiary, are eligible to participate in the 2006 Incentive Plan. To be eligible to receive awards under the 2006 Incentive Plan, an individual must be employed by the Corporation or the Bank at December 31, 2006. Under the terms of the 2006 Incentive Plan, all participating employees will receive a specified percentage of their annual salary, depending upon the net income of the Bank. The maximum amount that an individual may receive under the 2006 Incentive Plan would be an amount equal to 18% of that individual's annual salary. Under the


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terms of the 2006 Incentive Plan, all individuals will receive the same percentage of their annual salary as the bonus payment.

         The 2006 Discretionary Bonus Plan is to be used to reward individuals who have provided performance critical to the success of the Corporation and the Bank and to supplement the amounts received under the 2006 Incentive Bonus Plan. The individuals who are eligible to receive a bonus payment pursuant to this Plan and the amount of any bonus awarded under this Plan are determined by the Compensation Committee, after considering recommendations by Morris L. Maurer, the President of the Corporation and the Bank, and Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Corporation and the Bank. Neither Mr. Maurer nor Mr. Roby are eligible to participate in the 2006 Discretionary Bonus Plan. The aggregate amount of bonus payments which can be made under this plan is $77,000. Awards under the 2006 Discretionary Bonus Plan are not subject to a formula payout (unlike the 2006 Incentive Bonus Plan).

         The only individuals eligible to participate in the 2006 Top Management Discretionary Bonus Plan are Morris L. Maurer, the President of the Corporation and the Bank, and Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Corporation and the Bank. The aggregate amount which could be awarded under this Plan equals $86,000, or approximately 15% of the base salary of the two participants in this Plan. Awards under this Plan are made in the discretion of the Compensation Committee and are not subject to a formula payout (unlike the 2006 Incentive Bonus Plan). Although the Compensation Committee did not establish specific performance goals under the terms of this Plan, in determining awards under this Plan the Compensation Committee will consider matters such as annual growth in total assets, loans, assets under management, net income and earnings per share; employee turnover; client retention; and, results of regulatory examinations.

         Stock Plans
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         2005 Plan. On April 21, 2005, the board of directors of the Corporation approved The National Bank of Indianapolis Corporation 2005 Equity Incentive
Plan (the "2005 Plan"), which was approved by shareholders on June 16, 2005 at the Annual Meeting of Shareholders of the Corporation. All employees of the Corporation or its subsidiaries are eligible to become participants in the 2005 Plan. The Compensation Committee will administer the 2005 Plan and will determine the specific employees who will be granted awards under the 2005 Plan and the type and amount of any such awards.

         The 2005 Plan authorizes the issuance of up to 333,000 shares of the Corporation's common stock to participants pursuant to the award of shares of restricted stock or the grant of options. The 2005 Plan's effective date is July 1, 2005 and it will continue in effect until terminated by the Board of Directors; provided, however, no awards of "incentive stock options" may be granted under the 2005 Plan after the ten-year anniversary of its approval by the shareholders. Any awards that are outstanding after the 2005 Plan terminates will remain subject to the terms of the 2005 Plan.


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         The Administrative Committee of the 2005 Plan may grant an incentive stock option or non-qualified stock option to purchase stock at a specified exercise price. The exercise price for an option cannot be less than the fair market value of the stock to which the option relates at the time the option is granted. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to Corporation as consideration for the grant of a replacement option with a lower exercise price, except as approved by our shareholders or as adjusted for corporate transactions described above.

         Options will be exercisable in accordance with the terms established by the Administrative Committee. The full purchase price of each share of stock purchased on the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Administrative Committee, the exercise price will be payable in cash, by promissory note (as permitted by law), in shares of stock owned by the optionee (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restriction, and contingencies on stock acquired pursuant to the exercise of an option as it determines to be desirable.

         Terminated 1993 Plans. On April 21, 2005, the board of directors of the Corporation terminated the Amended and Restated 1993 Key Employees' Stock Option Plan and the Amended and Restated 1993 Restricted Stock Plan (collectively, the "1993 Plans") subject to the shareholders of the Corporation approving the 2005 Plan, which approval was received on June 16, 2005, at the Annual Meeting of Shareholders of the Corporation. The effective date of the termination of the 1993 Plans was June 30, 2005. The awards which are outstanding under the 1993 Plans will remain outstanding following the termination of the 1993 Plans subject to their terms, until they are expired, are forfeited or otherwise lapse or expire.

         Group Long Term Disability Plan
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         For all employees except Morris L. Maurer, the Chief Executive Officer, and Philip B. Roby, the Chief Operating Officer, the disability benefit equals 66.67% of eligible compensation up to a maximum of $10,000 per month. Under this benefit, the maximum level of eligible compensation is $200,000. The premium for this benefit is fully paid by The National Bank of Indianapolis, making the benefit taxable to the employee.

         For Messrs. Maurer and Roby the disability benefit equals 66.7% of eligible compensation up to a maximum of $12,000 per month. Under this benefit, the maximum level of eligible compensation is $216,000. Effective September 1, 2006, the premium for this coverage will be paid by Messrs. Maurer and Roby, respectively, making the benefit non-taxable to the employee.


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         Other Compensation Plans
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         The Corporation also has adopted certain broad-based employee benefit plans for all employees. Senior executives are permitted to participate in these plans on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans. These plans include such customary employee benefit plans as medical insurance, life insurance, and a 401(k) plan.

         The Corporation sponsors The National Bank of Indianapolis Corporation 401(k) Savings Plan for the benefit of substantially all of the employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries become participants in the 401(k) Plan after completing one year of service for the Corporation or its subsidiaries and attaining age 21.